Exhibit 99.2


FOR IMMEDIATE RELEASE
---------------------


                                       For further information, contact--

                                       Richard N. Grubb, Executive Vice
                                       President and Chief Financial Officer
                                       or
                                       Robert A. Freece, Senior Vice President
                                       Vishay Intertechnology
                                       610-644-1300


                       VISHAY INTERTECHNOLOGY, INC. PRICES
                 $450 MILLION OF CONVERTIBLE SUBORDINATED NOTES

MALVERN, PENNSYLVANIA - July 31, 2003--Vishay Intertechnology, Inc. (NYSE: VSH) today announced that it had priced its offering of $450 million principal amount of 3 5/8% convertible subordinated notes due 2023, plus up to an additional $50 million of notes that may be issued at the option of the initial purchasers. The notes will pay interest semi-annually. Holders may convert their notes into shares of Vishay common stock, subject to certain conditions, at a conversion price of $21.28 per share, which is the equivalent to a conversion rate of
46.9925 shares per $1,000 principal amount of notes. The notes will be subordinated in right of payment to all of Vishay's existing and future senior indebtedness and will be effectively subordinated to all existing and future liabilities of Vishay's subsidiaries.

Vishay intends to use approximately $130 million of the offering proceeds to pay down its revolving credit facility, approximately $176.6 million of the offering proceeds to fund the redemption of the convertible notes of one of its subsidiaries and approximately $97.4 million to fund the purchase from one of the initial purchasers of approximately $97.0 million accreted principal amount of its Liquid Yield Option Notes (LYONs)TM. Vishay intends to use the remaining proceeds for general corporate purposes.

The notes will be redeemable at Vishay's option beginning August 1, 2010 at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any. Holders of the notes will have the right to require Vishay to repurchase all or some of their notes at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, on August 1, 2008, August 1, 2010, August 1, 2013 and August 1, 2018. In addition, holders of the notes will have the right to require Vishay to repurchase all or some of their notes upon the occurrence of certain events constituting a fundamental change. On any required repurchase, Vishay may choose to pay the purchase price in cash or shares of Vishay common stock or any combination of cash and Vishay common stock.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws. Any offers of the notes will be made exclusively by means of a private offering memorandum.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes or any shares of Vishay common stock, nor will there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release includes forward-looking statements that involve uncertainties relating to whether Vishay will consummate the offering, possible changes in terms of the notes and the offering and the anticipated use of the proceeds of the offering. Actual experience could differ materially from the forward-looking statements.

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